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                                     EXHIBIT 99.1

                          ADVANCED MATERIALS GROUP APPOINTS
                        TIMOTHY R. BUSCH TO BOARD OF DIRECTORS


Rancho Dominguez, CA - September 17, 1997. Advanced Materials Group, Inc. (NASDAQ: ADMG) announced today that Timothy R. Busch has been appointed to the Company's Board of Directors. Mr. Busch replaces Ronald W. Cantwell as Director effective September 15, 1997.

Since January this year, Ronald Cantwell has served as director on the Company's board representing the interest of the Company's largest shareholder, Trilon Dominion Partners LLC ("Trilon"), for which he is President. Timothy Busch represents a group of investors that has recently acquired Trilon's remaining holdings in the Company totaling 1,600,807 common shares and warrants for an additional 965,000 common shares collectively amounting to approximately 23.2% on a fully diluted basis.

Mr. Busch joins the Board from Irvine, California, where he has managed a professional services practice, The Busch Firm, which he founded in 1979. The firm employs 20 professionals specializing in estate, tax, corporate, partnership and real estate matters. In addition to operating his legal and tax practice, Mr. Busch serves on several boards of public and private companies in various industries and is an active investor in real estate ventures. Mr. Busch is a licensed attorney in California, Michigan, Texas and Washington, D.C. as well as a licensed CPA in California, Michigan and Nevada.

Commenting on the announcement, Steve Scott, President and Chief Executive Officer of the Company, said, "We are quite pleased to gain the expertise of Tim Busch. He has much to offer us from the perspective of structuring transactions and tax planning as we plan to further expand operations domestically and abroad. His broad experience and service on other boards will be of tremendous value as well."

"We are very appreciative of the significant time Ron Cantwell invested and the guidance he provided us during his short tenure of the Board. We thank Trilon Partners for their assistance in helping us to bring about substantial achievements these past two years," noted Mr. Scott. "We wish Ron the very best in all of his endeavors."

Advanced Materials Group, Inc. is a leading manufacturer and fabricator of specialty foams, foils, films and pressure-sensitive adhesive components for a broad base of customers in the computer, medical, automotive and aerospace industries both in the U.S. and abroad.